    As filed with the Securities and Exchange Commission on July 23, 2001

                                                     Registration No. 333-59456

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------
                                 EARTHLINK, INC.

             (Exact name of Registrant as specified in its charter)

         DELAWARE                                       58-2511877
  (State of Organization)               (I.R.S. Employer Identification Number)

                             1375 Peachtree Street
                               Atlanta, GA 30309
                                (404) 815-0770

          (Address and telephone number of principal executive offices)
                           --------------------------
                              Charles G. Betty, CEO
                              1375 Peachtree Street
                                Atlanta, GA 30309
                                 (404) 815-0770
            (Name, address and telephone number of agent for service)
                           --------------------------
                                   COPIES TO:
                             Daniel O. Kennedy, Esq.
                                Hunton & Williams
                        600 Peachtree Street, Suite 4100
                             Atlanta, Georgia 30308
                                 (404) 888-4000
                           --------------------------

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective depending upon market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /






                           --------------------------






The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                 EARTHLINK, INC.

                       12,512,332 SHARES OF COMMON STOCK

                            -------------------------


         This prospectus relates to 12,512,332 shares of our issued and outstanding common stock. These shares of common stock were issued in connection with our commercial and governance arrangements with Sprint Corporation, the selling stockholder, and the registration rights agreement that we have entered into with the selling stockholder.


         The selling stockholder will receive all of the net proceeds from its sale of the shares and EarthLink will not receive any proceeds from the sale of the shares by the selling stockholder.

         Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "ELNK." On July 19, 2001, the last reported sales price of our common stock on the Nasdaq National Market was $17.28.


                            ----------------------


         YOU SHOULD READ THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT CAREFULLY BEFORE YOU DECIDE TO INVEST. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED HEREBY.

                            ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE OFFERED SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                            ----------------------

                The date of this prospectus is July 23, 2001.

                                TABLE OF CONTENTS

PROSPECTUS                                                             PAGE
RISK FACTORS...............................................................3
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................10
ABOUT EARTHLINK...........................................................10
USE OF PROCEEDS...........................................................11
SELLING STOCKHOLDER.......................................................11
PLAN OF DISTRIBUTION......................................................11
LEGAL MATTERS.............................................................12
EXPERTS...................................................................12
WHERE YOU CAN FIND MORE INFORMATION.......................................12

                               RISK FACTORS

    Prospective investors should carefully consider the following risk factors prior to making an investment in EarthLink's stock.

    INCREASED COMPETITION IN THE INTERNET SERVICE INDUSTRY MAY MAKE IT DIFFICULT FOR EARTHLINK TO ATTRACT AND RETAIN CUSTOMERS AND TO MAINTAIN CURRENT PRICING LEVELS, WHICH COULD, AMONG OTHER THINGS, LOWER OVERALL REVENUES AND HINDER EARTHLINK'S GROWTH AND MARKET SHARE.

    We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:


    - established online content and services providers, such as AOL/Time Warner, the Microsoft Network and Prodigy;


    - local, regional and national ISPs such as Internet America; national telecommunications companies, such as AT&T and Verizon; regional Bell operating companies, such as BellSouth and SBC Communications Corp;

    -  online cable services, such as @Home and Roadrunner;
       free ISPs such as Netzero and Juno; and

    - broadband providers such as cable television, utility and local long distance telephone companies.


     Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire ISPs and otherwise provide ISP services and as ISPs consolidate into larger, more competitive companies. Diversified competitors may bundle other content, services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce (or preventing us from raising) our fees. As a result, our business may suffer.

    FLUCTUATIONS IN THE USE OF THE INTERNET FOR E-COMMERCE TRANSACTIONS COULD NEGATIVELY IMPACT EARTHLINK'S SUBSCRIBER GROWTH RATE AND INCREMENTAL REVENUE LEVELS, WHICH COULD, IN TURN, RESULT IN DECREASES IN THE VALUE OF EARTHLINK'S COMMON STOCK.


    Use of the Internet for retail and commercial transactions is a relatively recent development and the continued demand and growth of a market for content, services and products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:


    - unwillingness of consumers or companies to shift their purchasing from traditional venues to online-purchases;


    - lack of acceptable security for data and concern for privacy of personal and other confidential information;

    - limitations on access and ease of use;

    - congestion leading to delayed or extended response times;

    - inadequate development of the web infrastructure to keep pace with increased levels of use; and

    - increased or excessive government regulation.

    If use of the Internet for retail or commercial transactions declines or does not increase, and if use of other functionalities such as e-mail and web sites does not increase, this could harm EarthLink's business and results of operations through decreases in new customers and incremental revenues, and could result in a decrease in the value of EarthLink's common stock.


    ANY DISRUPTION IN THE INTERNET ACCESS SERVICES PROVIDED BY EARTHLINK COULD RESULT IN SERVICE INTERRUPTIONS, DETERIORATIONS OF CUSTOMER SERVICE AND ADDED EXPENSES, ALL OF WHICH COULD NEGATIVELY IMPACT EARTHLINK'S REPUTATION AND REDUCE EARTHLINK'S OVERALL REVENUES.


    EarthLink's systems and infrastructure are susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage. EarthLink's systems are also vulnerable to disruptions from computer viruses, technology malfunctions and attempts by hackers to penetrate EarthLink's network security.


    EarthLink expects that it will be covered by insurance from loss of income from some of the events listed above, but this insurance may not be adequate to cover all instances of system failure. EarthLink has insurance from loss of income due to earthquakes, but the amount of such insurance may be insufficient, especially given the frequency and magnitude of earthquakes in California, where a number of EarthLink's facilities are located.


    Any of the events described above could cause interference, delays, service interruptions or suspensions and harm EarthLink's goodwill and profitability.

    EarthLink must continue to expand and adapt its system infrastructure to keep pace with the increase in the number of customers who use the services it expects to provide. Demands on infrastructure that exceed EarthLink's current forecasts could result in technical difficulties with its servers. Continued or repeated system failures could impair EarthLink's reputation and brand names and reduce EarthLink's revenues.

    If, in the future, EarthLink cannot modify these systems to accommodate increased traffic, EarthLink could suffer slower response times, problems with customer service and delays in reporting accurate financial information. Any of these factors could significantly and negatively impact the results of EarthLink's operations and cause a decrease in the value of its common stock.


    EarthLink has invested in measures to minimize the effects of damage from fire, earthquake, power loss, telecommunications failure, computer viruses, security breaches and similar events using backup Internet services or backbone facilities or other redundant computing or telecommunications facilities. However, these measures may not prove adequate to guard against the effects of such events.


    EARTHLINK MUST CONTINUE TO ENHANCE ITS PRODUCTS AND SERVICES AND DEVELOP NEW ONES TO BE SUCCESSFUL IN THE RAPIDLY EVOLVING MARKET FOR INTERNET SERVICES, AND WE CANNOT BE CERTAIN THAT EARTHLINK WILL BE ABLE TO DO SO COST-EFFECTIVELY.

    Rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards characterize the Internet market. These market characteristics could render EarthLink's services, technology and systems obsolete. EarthLink must continually improve the performance, features and reliability of its services to respond to evolving market demands and competition. EarthLink's business and profitability would be harmed and the value of our common stock could decline if we are unable to respond in a cost-effective and timely manner to changing market conditions or customer requirements.


    IF EARTHLINK'S THIRD PARTY NETWORK PROVIDERS ARE UNABLE OR UNWILLING TO PROVIDE INTERNET ACCESS TO OUR CUSTOMERS ON COMMERCIALLY REASONABLE TERMS, EARTHLINK MAY SUFFER A LOSS OF CUSTOMERS, HIGHER COSTS AND LOWER OVERALL PROFITABILITY.


    EarthLink provides dial-up access through company-owned points of presence and through the networks of Worldcom/UUNet, PSINet, Level 3, GTE/BBN and Sprint. Approximately 94% of EarthLink's customers live in a geographic area served by two or more network providers. EarthLink will serve its customers through the combination of network providers that it deems most efficient. Approximately 6% of EarthLink's customers live in a geographic area served by only one network provider. Our ability to provide Internet access to our customers will be limited if our third-party network providers are unable or unwilling to provide access to our customers, we are unable to secure alternative arrangements upon termination of third-party network provider agreements or there is a loss of access to third-party providers for other reasons. These events could also limit our ability to further expand nationally, which could materially and negatively impact our business. If we lose access to third-party providers under current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative third-party provider arrangements in areas served by only one network provider. Moreover, while our contracts with the third-party providers require them to provide commercially reliable service to our customers with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially and negatively impact our business, financial condition and results of operations.


    EARTHLINK MAY NOT BE ABLE TO MAINTAIN OR INCREASE ITS CUSTOMER LEVELS IF IT DOES NOT HAVE UNINTERRUPTED AND REASONABLY PRICED ACCESS TO THE LOCAL AND LONG-DISTANCE TELECOMMUNICATIONS LINES NECESSARY FOR IT TO PROVIDE INTERNET ACCESS TO ITS CUSTOMERS.


    EarthLink relies on local telephone companies and other firms to provide data communications capacity through local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services on a timely basis, or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in some of the markets we serve. We believe that the Federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone services, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.


    EARTHLINK'S REVENUES AND RESULTS OF OPERATIONS ARE DEPENDENT UPON ITS PROPRIETARY TECHNOLOGY AND EARTHLINK MAY NOT BE SUCCESSFUL IN PROTECTING ITS PROPRIETARY RIGHTS OR AVOIDING, OR SUCCESSFULLY DEFENDING AGAINST, CLAIMS THAT IT INFRINGES UPON THE PROPRIETARY RIGHTS OF OTHERS.

    Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

    We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in our front-end software product for customers. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful.

    We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could significantly harm our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could significantly harm our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could significantly harm EarthLink's business, financial condition and results of operations.


    DIFFICULTIES EARTHLINK MAY ENCOUNTER WITH ITS GROWTH AND EXPANSION COULD LIMIT EARTHLINK'S GROWTH POTENTIAL AND LOWER FUTURE OVERALL REVENUES AND PROFITABILITY.

    EarthLink's strategy will be to grow its customer base at a rapid pace. This strategy is likely to place a significant strain on EarthLink's resources because of:

    - the need to manage relationships with various strategic partners, technology licensors, customers and other third parties;

    - difficulties in hiring and retaining skilled personnel necessary to support EarthLink's business;

    - increased demand on customer service and technical support;

    - pressures for the continued development of EarthLink's financial and information management systems; and

    - challenges associated with strategic acquisitions of complementary customer accounts and businesses, if any, including systems integration difficulties and infrastructure strains on our ongoing business.

    Difficulties EarthLink may encounter in dealing successfully with the above risks could limit Earthlink's growth and significantly and negatively impact the results of EarthLink's operations by lowering future overall revenues and increasing future overall costs.

    THE ABILITY OF EARTHLINK STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF EARTHLINK IS LIMITED.

    There are provisions in EarthLink's certificate of incorporation, bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving EarthLink or could discourage a third party from attempting to acquire control of EarthLink, even if these events would be beneficial to the interests of the stockholders. In particular, the board of directors could delay a change in control of EarthLink. In addition, our certificate of incorporation authorizes our board to provide for the issuance of shares of preferred stock of EarthLink, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges and preferences determined by the board of directors. EarthLink has no current plans to issue any shares of preferred stock. Furthermore, EarthLink is governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of EarthLink.

    SPRINT CORPORATION IS ONE OF OUR PRINCIPAL STOCKHOLDERS, AND IT CAN EXERCISE SIGNIFICANT INFLUENCE OVER EARTHLINK.

    Prior to selling any of our shares in connection with this Registration Statement, Sprint Corporation owns approximately 9.6% of the common stock of EarthLink, and it also owns EarthLink preferred stock that if converted would cause its ownership percentage to increase to approximately 27.2%, on a fully-diluted basis. As a result, Sprint is able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. To the extent that EarthLink engages in significant transactions in the future, we may be required to seek Sprint's prior approval.


    WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES, WHICH COULD SIGNIFICANTLY INCREASE OUR OVERHEAD COSTS AND REQUIRE US TO MODIFY OUR GROWTH STRATEGIES AND OPERATING PLANS.


    As an Internet service provider EarthLink is not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses and publicly-traded companies generally. In a report to Congress on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996.


    Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the Federal Communications Commission stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the Federal Communications Commission will modify its current policies regarding the regulation of Internet service providers.

    ACCESS CHARGES. EarthLink also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed Internet service providers to offer flat-rate, non-usage sensitive pricing, and has been an important reason for the growth in Internet use. The Federal Communications Commission has ruled that connections linking end users to their Internet service providers are jurisdictionally interstate rather than local, but the Federal Communications Commission did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per-minute basis. EarthLink could be harmed by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the former FCC Chairman stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and other telephony. Thus, we believe we would not be directly affected by these developments were they to occur.


    POTENTIAL LIABILITY. The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through our network is unsettled, even with the enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against EarthLink relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could harm our business, financial condition and results of operations.

    If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

    OTHER ISSUES. Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as:

    - content;

    - privacy;

    - access to some types of content by minors;

    - pricing;

    - bulk e-mail or "spam;"

    - encryption standards;

    - consumer protection;

    - electronic commerce;

    - taxation;

    - copyright infringement; and

    - other intellectual property issues.

    We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, or results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could significantly and negatively impact our business, financial condition and results of operations.

    EARTHLINK'S STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY REGARDLESS OF EARTHLINK'S ACTUAL OPERATING PERFORMANCE.

    EarthLink common stock is listed for trading on the Nasdaq National Market. The trading price of EarthLink's common stock is highly volatile. EarthLink's stock price could be subject to wide fluctuations in response to a variety of factors, including:

    - actual or anticipated variations in quarterly operating results and announcements of technological innovations;

    - new products or services offered by EarthLink or its competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet services industry and the portal and community services segment in particular;

    - EarthLink's announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events that may be beyond EarthLink's control.

    In addition, the Nasdaq National Market, where most publicly-held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may materially harm the market price of EarthLink's common stock, regardless of EarthLink's actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE INFORMATION INCORPORATED BY REFERENCE MAY INCLUDE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. WE INTEND THE FORWARD-LOOKING STATEMENTS TO BE COVERED BY THE SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS IN THOSE SECTIONS. IN ADDITION, AND WITH RESPECT TO EACH OF THESE FORWARD-LOOKING STATEMENTS, EARTHLINK SEEKS THE PROTECTIONS AFFORDED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS REGARDING OUR EXPECTED FINANCIAL POSITION AND OPERATING RESULTS, OUR BUSINESS STRATEGY AND OUR FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CAN SOMETIMES BE IDENTIFIED BY OUR USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "BELIEVE," "ANTICIPATE," "ESTIMATE," "EXPECT," OR "INTEND." KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. THE FORWARD-LOOKING INFORMATION IS BASED ON VARIOUS FACTORS AND WAS DERIVED USING NUMEROUS ASSUMPTIONS.

         ALTHOUGH WE BELIEVE THAT OUR EXPECTATIONS THAT ARE EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT PROMISE THAT OUR EXPECTATIONS WILL TURN OUT TO BE CORRECT. OUR ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM AND WORSE THAN OUR EXPECTATIONS. IMPORTANT RISKS AND FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM OUR EXPECTATIONS INCLUDE, WITHOUT LIMITATION, (1) THAT THE COMPANY'S SERVICE OFFERINGS MAY FAIL TO BE COMPETITIVE WITH EXISTING AND NEW COMPETITORS, (2) THAT THE COMPANY MAY NOT RETAIN OR GROW ITS CUSTOMER BASE,
(3) OUR ALLIANCE WITH APPLE MAY NOT BE AS BENEFICIAL TO THE COMPANY AS MANAGEMENT ANTICIPATES, (4) CUSTOMER ATTRITION RATES MAY NOT IMPROVE TO EXPECTED LEVELS, (5) THE EXPECTED RATE OF GROWTH IN ADVERTISING, CONTENT AND COMMERCE MAY NOT BE ACHIEVED, (6) THE COMPANY MAY NOT ADEQUATELY RESPOND TO TECHNOLOGICAL DEVELOPMENTS IMPACTING THE INTERNET, (7) THAT NEEDED FINANCING MAY NOT BE AVAILABLE TO THE COMPANY IF AND AS NEEDED, (8) THAT A SIGNIFICANT CHANGE IN THE GROWTH RATE OF THE OVERALL U.S. ECONOMY MAY OCCUR, SUCH THAT CONSUMER AND CORPORATE SPENDING ARE MATERIALLY IMPACTED, (9) THAT A SIGNIFICANT REVERSAL IN THE TREND TOWARD INCREASED USAGE OF THE INTERNET MAY OCCUR, (10) THAT A DRASTIC NEGATIVE CHANGE IN MARKET CONDITIONS MAY OCCUR, AND (11) THAT SOME OTHER UNFORESEEN DIFFICULTIES MAY OCCUR. THIS LIST IS INTENDED TO IDENTIFY SOME OF THE PRINCIPAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS, IN ANY PROSPECTUS SUPPLEMENT AND IN THE INFORMATION INCORPORATED BY REFERENCE. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF ALL RISKS AND UNCERTAINTIES INHERENT IN EARTHLINK'S BUSINESS, AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED CAUTIONARY STATEMENTS INCLUDED IN THIS PROSPECTUS AND/OR ANY PROSPECTUS SUPPLEMENT UNDER THE CAPTION "RISK FACTORS."




                                 ABOUT EARTHLINK

         EarthLink, Inc. is a leading Internet service provider ("ISP"), providing reliable nationwide Internet access and related value-added services to our individual and business customers. Our objective is to provide directly to consumers the highest quality access to the real Internet and related Internet-based services, which together make the Internet not only relevant but indispensable in the daily lives of our customers. Success in achieving this objective will be measured by achieving the highest customer ratings for quality and the highest customer loyalty in the industry, steady growth in customers and revenues, and high rates of profitability as measured by return on sales and return on equity. This performance will deliver meaningful rewards to our three stakeholders: customers, employees, and stockholders. We are intensely focused on improving profitability by capitalizing on the continuing decline in telecommunications costs, the decline in the number of calls to our call centers due to the quality of our software and reliability of our services, benefits of scale, and streamlining of our internal processes and operations.


         Our customer base grew from approximately 3.1 million paying customers on December 31, 1999 to approximately 4.7 million paying customers on December 31, 2000. Our growth has resulted primarily from strategic acquisitions such as the purchase of OneMain.com, Inc. ("OneMain") in September of 2000, as well as traditional marketing channels and alliances. We believe we have a high customer retention rate for our industry. Our retention rate is a product of our efforts to enhance our customers' Internet experience through (1) simple, rapid and reliable access to the Internet, (2) superior customer service and technical support, and (3) customer education and support. Our corporate offices are located at 1375 Peachtree St., Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770. Our Internet site is located at http://www.earthlink.net.

                                USE OF PROCEEDS

         All of the net proceeds from the sale of our common stock by the selling stockholder will go to it upon sale of such shares. Accordingly, we will not receive any proceeds from the sales of our shares by the selling stockholder.

                           THE SELLING STOCKHOLDER

         Sprint Corporation, the selling stockholder, and EarthLink began their business relationship in the area of consumer Internet access and related services in 1998. A major component of this relationship was Sprint's transfer of approximately 130,000 customers to EarthLink and Sprint's further commitment to generating a minimum of 150,000 new customers each year for the next five years. In addition, EarthLink was co-branded as Sprint's exclusive consumer Internet access provider for at least ten years. Sprint also granted EarthLink exclusive access to certain dial-up modem ports in Sprint's network, allowed EarthLink access to Sprint's marketing and distribution channels, and allowed EarthLink the right to use Sprint's widely recognized brand name for at least ten years. In addition, Sprint provided EarthLink with a credit facility of up to $50 million (increasing to $100 million over three years) in the form of convertible senior debt. Sprint also paid EarthLink aggregate cash consideration of approximately $24 million. In exchange for the above, EarthLink gave Sprint approximately 6.6 million shares of EarthLink's Series A convertible preferred stock which was valued at $135 million.

         Currently, Sprint is one of EarthLink's principal stockholders, and it can exercise significant influence over EarthLink. Sprint owns approximately 9.6% of the common stock of EarthLink, and it also owns EarthLink preferred stock that, if converted as of the date of this prospectus, would cause its ownership percentage to increase to approximately 27.2%, on a fully-diluted basis. Sales by Sprint of all or any part of the shares being registered hereby would cause this ownership percentage to decrease accordingly.

         In February 2001, EarthLink and Sprint renegotiated their commercial and governance arrangements to reflect the evolution of the parties' business relationship and the new dynamics of the telecommunications-Internet market. Under the renegotiated arrangement, EarthLink continues to support a variety of Sprint-branded retail Internet services, such as Sprint's broadband services, and some of its web hosting services through a wholesale arrangement between the parties. Sprint continues to sell EarthLink-branded dial up Internet access service, though Sprint may now, at its election, create a Sprint-branded dial-up service, using EarthLink components on a wholesale basis. Although Sprint may continue to use the EarthLink brand in these wholesale services, Sprint is not required to do so. Likewise, EarthLink is released from any obligation to co-brand any of its services with the Sprint brand. Both companies have removed all exclusivity provisions from the relationship. Sprint may pursue relationships with other Internet service providers, and EarthLink may enter into commercial relationships with other telecommunications service providers.

         Among the changes to the governance relationship, commencing in September of 2001, Sprint will no longer have the right to acquire EarthLink. Sprint will continue to have the right to maintain its percentage of EarthLink's fully diluted equity ownership by purchasing shares on the market or from third parties, in the event that Sprint's interest in EarthLink securities is diluted by the issuance of voting securities in a financing arrangement or an acquisition, or by the exercise of options or warrants or the conversion of convertible securities into voting stock. However, Sprint will have no other rights to acquire EarthLink's equity securities. Sprint will retain its right of first refusal to purchase all, but not less than all, of EarthLink's equity securities in the event that a third-party offers to acquire a controlling interest in EarthLink. In that case, EarthLink's Board of Directors is not contractually obligated to accept Sprint's counter-offer, but is required to analyze and weigh it in exercising their fiduciary duties to stockholders.

         Sprint has also relinquished its right to appoint two members to the EarthLink Board of Directors. Mr. Esrey and Mr. Lauer, Sprint's prior Board representatives, have resigned from their respective Board positions. This new governance arrangement between EarthLink and Sprint terminates in the event that (a) EarthLink consummates a change of control transaction with a third party, (b) Sprint acquires all of the equity of EarthLink pursuant to a counter-offer that EarthLink's Board of Directors accepts, or (c) Sprint's ownership of EarthLink's voting equity falls below 10% of EarthLink's total voting equity.

         Despite the renegotiation of Sprint and EarthLink's agreement, Sprint is still able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. To the extent that EarthLink engages in significant transactions in the future, EarthLink may be required to seek Sprint's prior approval. The two companies maintain a close business relationship.

         In connection with the renegotiated commercial and governance agreements, EarthLink and Sprint entered into that certain Amended and Restated Registration Rights Agreement, dated February 8, 2001. Pursuant to this agreement, we agreed to register shares of EarthLink common stock for resale by Sprint. All 12,512,332 shares of EarthLink common stock being registered pursuant to this registration statement are owned and are being registered for the account of Sprint.

                             PLAN OF DISTRIBUTION

         The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

         - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         - an exchange distribution in accordance with the rules of the applicable exchange;

         -    privately negotiated transactions;


         -    an underwritten public offering;

         - broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share:

         -    a combination of any such methods of sale; and

         -    any other method permitted pursuant to applicable law.

         The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholder may also engage in, puts and calls and other transactions in securities of EarthLink or derivatives of EarthLink securities and may sell or deliver shares in connection with the trades. The selling stockholder may pledge its shares to its broker under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         EarthLink is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder. Additionally, we have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the issuance of the EarthLink common stock will be passed upon for EarthLink by Hunton & Williams, Atlanta, Georgia.

                                    EXPERTS


         The audited consolidated financial statements of EarthLink, Inc. incorporated by reference in EarthLink, Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



         The audited consolidated financial statements as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of EarthLink, Inc. for the year ended December 31, 2000, except as they relate to MindSpring Enterprises, Inc., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to MindSpring Enterprises, Inc. by Arthur Andersen LLP, independent accountants, whose report thereon is also incorporated by reference. The statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc. as of June 5, 1998 incorporated in this prospectus by reference to the Current Report on Form
8-K of EarthLink Network, Inc. dated October 14, 1999 has also been audited by PricewaterhouseCoopers LLP, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.



                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W     7 World Trade Center      500 West Madison Street
Room 1024                 Suite 1300                Suite 1400
Washington, D.C.  20549   New York, New York 10048  Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our common stock is quoted on the Nasdaq National Market under the symbol "ELNK," and our SEC filings can also be read at the following Nasdaq address:

                  Nasdaq Operations
                  1735 K Street, N.W.
                  Washington, D.C.  20006

         Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed or may file with the SEC (File No. 001-15605):

         - Our Annual Report on Form 10-K/A for the year ended December 31, 2000, including information incorporated by reference in the Form 10-K from the definitive proxy statement for the 2001 annual meeting of stockholders of EarthLink held on May 24, 2001, which was filed on March 9, 2001;

         - Our Quarterly Report on Form 10-Q for the period ended March 31, 2001, which was filed on May 15, 2001;

         - Our Current Reports on Form 8-K, which were filed with the SEC on March 2, 2001 and May 1, 2001;

         - The description of our common stock contained in our registration statement on Form 8-A, including information incorporated by reference from our registration statement on Form S-4 (Registration No. 333-94177), filed with the SEC on January 7, 2000;

         - EarthLink Network, Inc.'s Current Report on Form 8-K which was filed with the SEC on October 14, 1999; and

         - Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the offered securities to which this prospectus (and any accompanying prospectus supplement) relates are sold or the offering is otherwise terminated.

         You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time:

                  Investor Relations
                  EarthLink, Inc.
                  1375 Peachtree Street, N.W.
                  Atlanta, Georgia 30309
                  investors@earthlink.net

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by EarthLink in connection with the issuance and distribution of the securities being registered:

Registration Fee......................................     $33,423.57
Printing and Duplicating Expenses.....................     $    2,000
Legal Fees and Expenses...............................     $   10,000
Accounting Fees and Expenses..........................     $   10,000
Miscellaneous.........................................     $    5,000

         TOTAL........................................     $60,423.57
                                                           ==========

         No portion of the foregoing expenses will be borne by the selling stockholder.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

         The amended and restated certificate of incorporation of EarthLink (the "Certificate") contains provisions that provide that no director of EarthLink shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to EarthLink or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under
Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. EarthLink's Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under EarthLink's Bylaws, EarthLink is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, EarthLink has entered into indemnity agreements with each of its directors pursuant to which EarthLink has agreed to indemnify the directors as permitted by the Delaware General Corporation Law and has obtained directors and officers liability insurance.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, EarthLink has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
       4.1                    --    Investor Rights Agreement dated January 4, 2000, between EarthLink
                                    Network, Inc. and Apple Computer, Inc. Limited (incorporated by reference to Exhibit 2.7 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999--File No. 001-15605).

       4.2                    --    Amended and Restated Registration Rights Agreement, dated as of February 8, 2001, with Sprint Corporation and Sprint Communications Company L.P. (incorporated by reference to EarthLink Inc.'s Report on Form 10-K for the fiscal year ended
                                    December 31, 2000--File No. 001-15605).

       4.3                    --    Amended and Restated Certificate of Incorporation of EarthLink, Inc.
                                    (incorporated by reference to Exhibit 3.2 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999--File No. 001-
                                    15605).

       4.4                    --    By-laws of EarthLink, Inc. (incorporated by reference to Exhibit 3.3 of
                                    EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    1999--File No. 001-15605).

       4.5                    --    Amended and Restated Certificate of Designation, Preferences and Rights of
                                    Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    2000--File No. 001-15605).

       4.6                    --    Amended and Restated Certificate of Designation, Preferences and Rights of
                                    Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    2000--File No. 001-15605).

       4.7                    --    Certificate of Designation, Preferences and Rights of Series C Convertible
                                    Preferred Stock (incorporated by reference to Exhibit 3.6 of EarthLink, Inc.'s
                                    Report on Form 10-K for the fiscal year ended December 31, 1999--File
                                    No. 001-15605).

       4.8                    --    Specimen Common Stock Certificate (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of WWW Holdings, Inc. (predecessor to EarthLink, Inc.) --File No. 333-94177).

       4.9                    --    Subordinated Debt Indenture (incorporated by reference to Exhibit 4.3 to
                                    MindSpring's Form S-3/A--File No. 333-74151).

       4.10                   --    First Supplemental Indenture (incorporated by reference to Exhibit 4.4 to
                                    MindSpring's Form S-3/A--File No. 333-74151).

       4.11                   --    Second Supplemental Indenture (incorporated by reference to Exhibit 4.3 to
                                    EarthLink, Inc.'s Form S-4--File No. 333-41064).

       5.1                    --    Opinion of Hunton & Williams.

       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------

        23.1                   --   Consent of Ernst & Young LLP, Independent Auditors.

        23.2                   --   Consent of Arthur Andersen LLP (MindSpring Enterprises,
                                    Inc.).

        23.3                   --   Consent of PricewaterhouseCoopers LLP (EarthLink, Inc. and
                                    EarthLink Network, Inc.).


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        23.26                 --   Consent of Hunton & Williams (included in Exhibit 5.1).

        24.1*                 --   Powers of Attorney for EarthLink's directors (included on
                                   the signature page hereto).

        99.1                  --   Termination, Mutual Release and Waiver Agreement by and
                                   among Sprint Corporation, Sprint Communications Company L.P.,
                                   and EarthLink, Inc. dated February 8, 2001 (incorporated by reference to EarthLink's Current Report on Form 8-K, dated
                                   February 8, 2001--File No. 001-15605).

        99.2                  --   Amended and Restated Governance Agreement by and among Sprint
                                   Corporation, Sprint Communications Company L.P., EarthLink, Inc.
                                   and EarthLink Operations, Inc. dated February 8, 2001 (incorporated by reference to EarthLink's Current Report on Form 8-K, dated
                                   February 8, 2001--File No. 001-15605).

-------------------------

 * Filed herewith.

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d)      The undersigned Registrant hereby undertakes that:

                           (i) For purposes of determining any liability under
                  the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

                           (ii) For the purpose of determining any liability
                  under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 23rd day of July, 2001.

                                              EARTHLINK, INC.


                                              By:  /s/ Charles G. Betty
                                                 -----------------------------
                                                   Charles G. Betty
                                                   Chief Executive Officer

         Each person whose signature appears below hereby constitutes and appoints Charles G. Betty and Lee Adrean, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this Registration Statement, including, without limitation, any and all post-effective amendments and any registration statements relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons, in the capacities indicated below, on this 23rd day of July, 2001.


              SIGNATURES                                TITLE
              ----------                                -----

         /s/ Charles G. Betty               Chief Executive Officer and Director
--------------------------------------      (principal executive officer)
            Charles G. Betty

            /s/ Lee Adrean                 Chief Financial Officer and
--------------------------------------     Executive Vice President-Finance and Administration
               Lee Adrean                  (principal financial officer)

          /s/ D. Cary Smith                Vice President and Controller
--------------------------------------     (principal accounting officer)
             D. Cary Smith

          /s/ Sky D. Dayton                Chairman of the Board of Directors
--------------------------------------
            Sky D. Dayton

         /s/ Michael S. McQuary            Director
--------------------------------------
           Michael S. McQuary

                                     II-7


      /s/ Linwood A. Lacy, Jr.             Director
--------------------------------------
        Linwood A. Lacy, Jr.

       /s/ Philip W. Schiller              Director
--------------------------------------
         Philip W. Schiller

       /s/ Robert M. Kavner                Director
--------------------------------------
         Robert M. Kavner

       /s/ Austin M. Beutner               Director
--------------------------------------
         Austin M. Beutner


                                     EXHIBIT INDEX


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
       4.1                    --    Investor Rights Agreement dated January 4, 2000, between EarthLink
                                    Network, Inc. and Apple Computer, Inc. Limited (incorporated by reference to Exhibit 2.7 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999--File No. 001-15605).

       4.2                    --    Amended and Restated Registration Rights Agreement, dated as of February 8, 2001, with Sprint Corporation and Sprint Communications Company L.P. (incorporated by reference to EarthLink Inc.'s Report on Form 10-K for the fiscal year ended
                                    December 31, 2000--File No. 001-15605).

       4.3                    --    Amended and Restated Certificate of Incorporation of EarthLink, Inc.
                                    (incorporated by reference to Exhibit 3.2 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31, 1999--File No. 001-
                                    15605).

       4.4                    --    By-laws of EarthLink, Inc. (incorporated by reference to Exhibit 3.3 of
                                    EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    1999--File No. 001-15605).

       4.5                    --    Amended and Restated Certificate of Designation, Preferences and Rights of
                                    Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    2000--File No. 001-15605).

       4.6                    --    Amended and Restated Certificate of Designation, Preferences and Rights of
                                    Series B Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 of EarthLink, Inc.'s Report on Form 10-K for the fiscal year ended December 31,
                                    2000--File No. 001-15605).

       4.7                    --    Certificate of Designation, Preferences and Rights of Series C Convertible
                                    Preferred Stock (incorporated by reference to Exhibit 3.6 of EarthLink, Inc.'s
                                    Report on Form 10-K for the fiscal year ended December 31, 1999--File
                                    No. 001-15605).

       4.8                    --    Specimen Common Stock Certificate (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of WWW Holdings, Inc. (predecessor to EarthLink, Inc.) --File No. 333-94177).

       4.9                    --    Subordinated Debt Indenture (incorporated by reference to Exhibit 4.3 to
                                    MindSpring's Form S-3/A--File No. 333-74151).

       4.10                   --    First Supplemental Indenture (incorporated by reference to Exhibit 4.4 to
                                    MindSpring's Form S-3/A--File No. 333-74151).

       4.11                   --    Second Supplemental Indenture (incorporated by reference to Exhibit 4.3 to
                                    EarthLink, Inc.'s Form S-4--File No. 333-41064).

       5.1                    --    Opinion of Hunton & Williams.


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------

        23.1                   --   Consent of Ernst & Young LLP, Independent Auditors.

        23.2                   --   Consent of Arthur Andersen LLP (MindSpring Enterprises,
                                    Inc.).

        23.3                   --   Consent of PricewaterhouseCoopers LLP (EarthLink, Inc. and
                                    EarthLink Network, Inc.).


       EXHIBIT
       NUMBER                                               DESCRIPTION
---------------------                                       -----------
        23.26                 --   Consent of Hunton & Williams (included in Exhibit 5.1).

        24.1*                 --   Powers of Attorney for EarthLink's directors (included on
                                   the signature page hereto).

        99.1                  --   Termination, Mutual Release and Waiver Agreement by and
                                   among Sprint Corporation, Sprint Communications Company L.P.,
                                   and EarthLink, Inc. dated February 8, 2001 (incorporated by reference to EarthLink's Current Report on Form 8-K, dated
                                   February 8, 2001--File No. 001-15605).

        99.2                  --   Amended and Restated Governance Agreement by and among Sprint
                                   Corporation, Sprint Communications Company L.P., EarthLink, Inc.
                                   and EarthLink Operations, Inc. dated February 8, 2001 (incorporated by reference to EarthLink's Current Report on Form 8-K, dated
                                   February 8, 2001--File No. 001-15605).


-------------------------

 * Filed herewith.